Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-259498) of Skillful Craftsman Education Technology Limited of our report dated August 8, 2025, with respect to the consolidated financial statements of Skillful Craftsman Education Technology Limited as of March 31, 2025, which appears in Skillful Craftsman Education Technology Limited’s Annual Report on Form 20-F as of and for the year ended in March 31, 2025.

/s/ HTL International, LLC

Houston, Texas

August 8, 2025